SECURITIES PURCHASE AGREEMENT


                           Dated as of April 23, 1996


                                     between


                            NAL FINANCIAL GROUP INC.



                                       and


                   BENEFICIAL STANDARD LIFE INSURANCE COMPANY

                                       and

                    GREAT AMERICAN RESERVE INSURANCE COMPANY



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                                TABLE OF CONTENTS

Section                                                                  Page

     1.         Definitions.................................................. 1

     2.         The Purchase of Securities
                2.1.         Sale and Purchase of Securities................. 9
                2.2.         Use of Proceeds................................. 9

     3.         Conditions Precedent
                3.1.         Conditions to the Purchase...................... 9

     4.         Representations and Warranties of the Purchasers
                4.1.         Organization....................................11
                4.2.         Due Execution, Delivery and Performance
                             of the Agreement................................12
                4.3.         Investment Representation.......................12

     5.         Representations and Warranties of the Company
                5.1.         Corporate Existence; Compliance with Law........13
                5.2.         Executive Offices...............................13
                5.3.         Subsidiaries....................................13
                5.4.         Corporate Power; Authorization;
                             Enforceable Obligations.........................14
                5.5.         SEC Documents...................................14
                5.6.         Absence of Certain Changes or Events............15
                5.7.         Interim Financial Statements....................16
                5.8.   Projections...........................................16
                5.9.         Ownership of Property...........................16
                5.10.        No Default......................................17
                5.11.        Employment Matters..............................17
                5.12.        Other Ventures..................................17
                5.13.        Taxes...........................................17
                5.14.        ERISA...........................................18
                5.15.        No Litigation...................................20
                5.16.        Employment and Labor Agreements.................20
                5.17.  Other Contracts.......................................20
                5.18.        Patents, Trademarks, Copyrights and
                             Licenses........................................21
                5.19.        Licenses........................................21
                5.20.        Capital Structure of the Company................21
                5.21.        Investment Company Act..........................22
                5.22.        Underwriting Guidelines.........................22

     6.         Financial Statements and Information
                6.1.         Reports and Notices.............................23
                6.2.         Certificates; Other Information.................25
                6.3.         1996 Projections................................26
                                       (i)






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Section                                                                     Page

     7.         Affirmative Covenants
                7.1.         Maintenance of Existence and Conduct
                             of Business......................................26
                7.2.         Payment of Obligations...........................27
                7.3.         Books and Records................................27
                7.4.         Litigation.......................................27
                7.5.         Insurance........................................27
                7.6.         Compliance with Law..............................27
                7.7.         Agreements.......................................27
                7.8.         Employee Plans...................................28
                7.9.         Access...........................................29
                7.10.        Board Representation; Board Observer.............30

     8.         Negative Covenants
                8.1.         Mergers, Etc.....................................30
                8.2.         Amendment of Certificate of Incorporation........31
                8.3.         Investments; Loans and Advances..................31
                8.4.         Indebtedness.....................................31
                8.5.         Employee Loans...................................31
                8.6.         Transactions with Affiliates.....................32
                8.7.         Liens............................................32
                8.8.         Capital Expenditures.............................32
                8.9.         Sales of Assets..................................32
                8.10.        Cancellation of Indebtedness.....................32
                8.11.        ERISA............................................33
                8.12.        Tax Sharing......................................33
                8.13.        Bartolini Note...................................33

     9.         Events of Default; Rights and Remedies
                9.1.         Events of Default................................33
                9.2.         Remedies.........................................36

    10.         Triggering Events
                10.1.        Events...........................................36
                10.2.        Payment Acceleration.............................36
                10.3.        Redemption.......................................36
                10.4.        Funds Unavailable................................37
                10.5.        Notice...........................................37

    11.         Right of First Refusal........................................38

    12.         Securities Law Matters
                             Legends..........................................38

    13.         Miscellaneous
                13.1.        Press Releases...................................39
                13.2.  Expenses...............................................39
                13.3.        Assignment.......................................39
                13.4.        Remedies.........................................39
                13.5.        Waiver of Jury Trial.............................39
                                      (ii)

Section                                                                     Page

                13.6.        Arbitration......................................39
                13.7.        Severability.....................................40
                13.8.        Parties..........................................40
                13.9.        Conflict of Terms................................40
                13.10.       Governing Law....................................40
                13.11.       Notices..........................................40
                13.12.       Survival.........................................42
                13.13.       Section Titles...................................42
                13.14.       Counterparts.....................................42

EXHIBIT A - FORM OF DEBENTURE
EXHIBIT B - FORM OF REGISTRATION RIGHTS AGREEMENT
EXHIBIT C - FORM OF STOCKHOLDERS' AGREEMENT
EXHIBIT D - FORM OF OPINION OF COUNSEL





                                      (iii)

                          SECURITIES PURCHASE AGREEMENT


         SECURITIES PURCHASE AGREEMENT, dated as of April 23, 1996 between NAL FINANCIAL GROUP INC., a Delaware corporation (the "Company") and BENEFICIAL STANDARD LIFE INSURANCE COMPANY, a California life insurance corporation, and GREAT AMERICAN RESERVE INSURANCE COMPANY, a Texas life insurance corporation (together, the "Purchasers").

                              W I T N E S S E T H:

         WHEREAS, upon the terms and conditions hereinafter provided, the Company has agreed to issue and sell to the Purchasers, and the Purchasers have each agreed to purchase from the Company, $5,000,000 of 9% Subordinated Convertible Debentures of the Company in substantially the form attached hereto as Exhibit A (the "Debentures") convertible into shares of Common Stock, $.15 par value, of the Company (the "Common Stock") (the Debentures and the Common Stock are together referred to herein as the "Securities").

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

I.       DEFINITIONS

         In addition to the defined terms appearing above, capitalized terms used in this Agreement shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings when used herein:

         "Affiliate" shall mean, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether of record or beneficially, or as a trustee, guardian or other fiduciary, 5 percent or more of the Stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, or (iii) each of such Person's officers, directors and general partners. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition the Purchasers shall not be deemed to be an Affiliate of the Company or any of the Affiliates of the Company.

         "Agreement" shall mean this Securities Purchase Agreement, including all amendments, modifications and supplements hereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to this Securities Purchase Agreement as the same may be in effect at the time such reference becomes operative.



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         "Ancillary Agreements" shall mean any supplemental agreement, undertaking, instrument, document or other writing executed by the Company or any of its Subsidiaries or by any of their Stockholders as a condition to purchasing any of the Securities under this Agreement or otherwise in connection herewith, including, without limitation, the Stockholders' Agreement.

         "Bartolini" shall mean Robert R. Bartolini, Chairman of the Board, President and Chief Executive Officer of the Company.

         "Bartolini Note" shall mean that certain Promissory Note of even date herewith issued by the Company to Bartolini in the principal amount of $2,919,000.

         "Board" shall mean the Company's Board of Directors.

         "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Indiana.

         "Capital Lease" shall mean any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with generally accepted accounting principles; and the amount of such obligations shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles.

         "Capital Expenditures" shall mean all payments for any fixed assets or improvements (whether paid in cash or accrued as liabilities, and including in all events all amounts expended or capitalized under capital leases and any expenditures financed by anybody during that period), including, without limitation, computer software and computer software licenses, or for replacements, substitutions or additions thereto, that have a useful life of more than one year and which are required to be capitalized under GAAP.

         "Charges" shall mean all Federal, state, county, city, municipal, local, foreign or other governmental taxes at the time due and payable, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) the Obligations, (ii) the Company or any of its Subsidiaries' employees, payroll, income or gross receipts, (iii) the Company or any of its Subsidiaries' ownership or use of any of its assets, or (iv) any other aspect of the Company or any of its Affiliates' business, in each case including any and all interest and penalties.

         "Closing Date" shall mean that date upon which the Closing occurs and shall be a date agreed upon between the Company and the Purchasers and "Closing" shall mean the moment on the Closing Date on which the purchase and sale of the Securities is made.


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



         "Conseco Director" shall mean the individual designated by the Purchasers pursuant to the Stockholders' Agreement to be elected to the Board.

         "Consolidated Net Worth" of a Person shall mean, at any date of determination, the total assets less the total liabilities of such Person and its Subsidiaries on a consolidated basis, determined in accordance with GAAP.

         "Default" shall mean any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time.

         "ERISA Affiliate" shall mean, with respect to the Company, any trade or business (whether or not incorporated) under common control with the Company and which, together with the Company, are treated as a single employer under Section 414(b), (c), (m) or (o) of the IRC.

         "ERISA Event" shall mean, with respect to the Company or any ERISA Affiliate, (i) a Reportable Event with respect to a Title IV Plan or a Multiemployer Plan; (ii) the withdrawal of the Company, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (iii) the complete or partial withdrawal of the Company, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan; (iv) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (v) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (vi) the failure to make required contributions to a Qualified Plan; or (vii) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA.

         "Event of Default" shall have the meaning assigned to it in
Section 9.1 hereof.

         "Financials" shall mean the financial statements referred to in Section 6.1(a) and (b) hereof.

         "Financing Agreements" shall mean the following agreements, together with the related documents thereto, in each case as such agreements may be amended (including any amendment and restatement

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thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, refunding, replacing or otherwise restructuring all or any portion of the indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders: Loan and Security Agreement between Congress Financial Corporation and the Company, dated March 16, 1993; the Amended and Restated Loan and Security Agreement between General Electric Capital Corporation and NAL Acceptance Corporation, dated September 28, 1994; the Loan Purchase Agreement between Fairfax Savings Bank and the Company, dated October 6, 1994; the Participation Agreement between Fairfax Savings, FSB and NAL Acceptance Corporation, dated December 14, 1993; the Master Repurchase Agreement between Greenwich Capital Financial Products, Inc. and Autorics, Inc., dated September 5, 1995; the Trust Agreement between Autorics II, Inc. and Wilmington Trust, dated December 1, 1995; the Trust Agreement between Autorics II, Inc. and Wilmington Trust dated March 21, 1996; the Master Equipment Lease Agreement between MITEL Financial Services and the Company, dated November 6, 1995; the Participation Agreement, dated February 25, 1993 between Fairfax Savings, FSB and NAL Acceptance Corporation for the Jackson loan portfolio; the Participation Agreement, dated July 16, 1993, between Fairfax Savings Bank, FSB and NAL Acceptance Corporation for the Premier Bank portfolio; the Participation Agreement, dated December 14, 1993 between Fairfax Savings, FSB and NAL Acceptance Corporation for the Williamette loan portfolio; the Participation Agreement, dated April 6, 1994, between Fairfax Savings Bank, FSB and NAL Acceptance Corporation for the Premier Motors loan portfolio; the Participation Agreement, dated May 31, 1994 between Fairfax Savings, FSB and NAL Acceptance Corporation for the Park Finance of Broward loan portfolio; the Participation Agreement, dated March 31, 1994 between Fairfax Savings, FSB and NAL Acceptance Corporation for the DAIWA loan portfolio; the Participation Agreement, dated May 3, 1995, between Fairfax Savings Bank, FSB and NAL Acceptance Corporation for the Medical Equipment Resources leases; the Participation Agreement, dated February 22, 1995, between Fairfax Savings, FSB and NAL Acceptance Corporation for the February loan originations.

         "Fiscal Year" shall mean the calendar year.

         "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

         "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Indebtedness" of any Person shall mean (i) all indebtedness of such Person for borrowed money (including, without limitation,

                                        4

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reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), but not including accounts payable and other obligations to trade creditors and normal operating expenses characterized as liabilities incurred in the ordinary course of business, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments (except where such instruments evidence repayment of amounts referred to in subparagraph (i)), (iii) all Capital Lease Obligations excluding $250,000, and (iv) in the case of the Company, the Obligations.

         "Investment Guidelines" shall have the meaning assigned to such term in
Section 8.3 hereof.

         "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

         "IRS" shall mean the Internal Revenue Service, or any successor thereto.

         "Licenses" shall have the meaning assigned to such term in
Section 5.20; individually a "License."

         "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, Charge, claim, security interest, easement or encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

         "Material Adverse Effect" shall mean any material adverse effect on the business, assets, operations, or financial or other condition of the Company or any of its Subsidiaries.

         "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA, and to which the Company, any of its Subsidiaries or any ERISA Affiliate is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are employed by any of them.

         "Obligations" shall mean any principal, interest, premium, penalties, fees and other liabilities and obligations due under the documentation governing any Indebtedness (including interest after the commencement of any bankruptcy, insolvency, rehabilitation, liquidation, conservation, supervision or similar proceedings).

         "Other Taxes" shall mean any present or future stamp or documentary taxes or any other sales, transfer, excise or property

                                        5

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taxes, charges or similar levies that arise from any payment made with respect to this Agreement or the Ancillary Agreements and any other agreements and instruments contemplated thereby.

         "Parent" shall mean, as to any corporate entity, the Person who owns 100 percent of the capital stock of such entity.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

         "Pension Plan" shall mean an employee pension benefit plan, as defined in Section (3)(2) of ERISA (other than a Multiemployer Plan), which is not an individual account plan, as defined in Section 3(34) of ERISA, and which the Company, any of its Subsidiaries or, if a Title IV Plan, any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

         "Permitted Encumbrances" shall mean the following encumbrances: (i) Liens for taxes or assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement; (ii) pledges or deposits securing obligations under worker's compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Company or any of its Subsidiaries is a party as lessee made in the ordinary course of business; (iv) deposits securing public or statutory obligations of the Company or any of its Subsidiaries; (v) workers', mechanics, suppliers', carriers', warehousemen's or other similar liens arising in the ordinary course of business and securing indebtedness aggregating not in excess of $50,000 at any time outstanding, not yet due and payable; (vi) deposits securing or in lieu of surety, appeal or customs bonds in proceedings to which the Company or any of its Subsidiaries is a party, provided that such deposits could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; (vii) pledges or deposits effected by the Company or any of its Subsidiaries as a condition to obtaining or maintaining any License of such Person; (viii) any attachment or judgment lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay; (ix) all Liens securing Senior Indebtedness; and (x) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property, leases or leasehold estates.


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         "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

         "Plan" shall mean an employee benefit plan, as defined in Section 3(3) of ERISA, which the Company or any of its Subsidiaries maintains or makes or is obligated to make contributions to on behalf of participants who are or were employed by any of them.

         "Qualified Plan" shall mean an employee pension benefit plan, as defined in Section 3(2) of ERISA, which is intended to be tax-qualified under
Section 401(a) of the IRC, and which the Company, any of its Subsidiaries or any ERISA Affiliate maintains or makes or is obligated to make contributions to on behalf of participants who are or were employed by any of them.

         "Registration Rights Agreement" shall mean the Registration Rights Agreement by and among the Company and the Purchasers dated as of the date hereof and in substantially the form attached hereto as Exhibit B.

         "Reserves" shall mean such reserves as may be established by the Company or any of its Subsidiaries or as may otherwise be required in accordance with GAAP.

         "SEC" shall mean the Securities and Exchange Commission.

         "SEC Documents" shall mean all reports, schedules, forms, statements and other documents required to be filed with the SEC.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Senior Indebtedness" shall mean (i) all Indebtedness under the Financing Agreements whether or not existing or hereinafter incurred and whether fixed or contingent, (ii) all Indebtedness the proceeds of which are used for the purchase and origination of automobile leases and loans which provide the security for such Indebtedness whether or not existing or hereinafter incurred and whether fixed or contingent, and (iii) all other Indebtedness secured by purchase money security interests whether perfected or unperfected.

         "Stockholders' Agreement" shall mean that certain Stockholders' Agreement (in substantially the form attached hereto as Exhibit C), dated as of April 23, 1996, by and among the Company, and the persons set forth on the Schedule of Existing

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Stockholders thereto, the Purchasers and Conseco, Inc., and all amendments or modifications thereto.

         "Stock" shall mean all shares, options, warrants, general or limited partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

         "Stockholders" shall mean, with respect to any Person, all of the holders of Stock of such Person immediately following the Closing Date.

         "Subsidiary" shall mean, with respect to any Person, (a) any corporation of which an aggregate of 50 percent or more of the outstanding Stock (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, and (b) any partnership in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of 50 percent or more.

         "Taxes" shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of the Purchasers by the jurisdictions under the laws of which the Purchasers are organized or is engaged in business (other than by reason of the transactions contemplated by this Agreement or the Ancillary Agreements) or any political subdivision thereof.

         "Title IV Plan" shall mean a Pension Plan, other than a Multiemployer Plan, which is covered by Title IV of ERISA.

         "Transactions" shall mean the purchase and sale of the Securities as described in the recitals to this Agreement, and all transactions related or incidental thereto.

         "Unfunded Pension Liability" shall mean, at any time, the aggregate amount, if any, of the sum of (i) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions in effect under such

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Title IV Plan, and (ii) for a period of five (5) years following a transaction reasonably likely to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by the Company, any of its Subsidiaries or any ERISA Affiliate as a result of such transaction.

         "Withdrawal Liability" shall mean, at any time, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA, and any increase in contributions pursuant to Section 4243 of ERISA with respect to all Multiemployer Plans.

         Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied and consistent with the Financials. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing.

         The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented and not to any particular section, subsection or clause contained in this Agreement. As used herein, the word "or" is not exclusive.

         Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

II.      THE PURCHASE OF SECURITIES

         2.1. Sale and Purchase of Securities. (a) Subject to the terms and conditions herein, on the Closing Date, the Purchasers each agree to purchase from the Company, and the Company agrees to issue and sell to each of the Purchasers, Debentures for a purchase price of $5,000,000 each. The Debentures shall be issued in denominations specified by the Purchasers and shall be issued in the name of each respective Purchaser. The Debentures shall be in the forms attached hereto as Exhibit A. The Closing shall take place in New York, New York on the Closing Date. On the Closing Date, the Company will deliver to Purchasers the Debentures sold by the Company to each respective Purchaser, against delivery by each of the Purchasers of the purchase price to the Company.

         2.2. Use of Proceeds. The Company shall use the proceeds of the sale of the Securities to purchase and originate automobile loans and leases and fund working capital needs in connection with such purchases and originations and for other purposes set forth in

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the Company's projections which have been delivered to the
Purchasers.

III.  CONDITIONS PRECEDENT

         3.1. Conditions to the Purchase. Notwithstanding any other provision of this Agreement and without affecting in any manner the rights of the Purchasers hereunder, the Company shall have no rights under this Agreement (but shall have all applicable obligations hereunder), and the Purchasers shall not be obligated to make the purchases of the Securities hereunder, unless and until each of the following conditions precedent shall have been fulfilled or waived by the Purchasers, and the Company shall have delivered, where applicable, in form and substance satisfactory to the Purchasers, and (unless otherwise indicated) each dated the Closing Date:

         (a) All of the representations and warranties of the Company contained in this Agreement or in any of the Ancillary Agreements shall be correct in all material respects as though made on and as of the Closing Date, except to the extent that any such representation or warranty expressly relates to an earlier date and for changes therein permitted or contemplated by this Agreement.

         (b) The Purchasers shall have received a written certification by the chief financial officer of the Company as to the matters set forth in Section 3.1(a) hereof.

         (c) A favorable opinion of counsel for the Company substantially in the form attached hereto as Exhibit D, it being understood that to the extent that such opinion of counsel shall rely upon any other opinion of counsel, each such other opinion shall be in form and substance satisfactory to the Purchasers and shall provide that the Purchasers may rely thereon.

         (d) Resolutions of the Board certified by the Secretary or Assistant Secretary of the Company, to be dated, duly adopted and in full force and effect as of the Closing Date, authorizing (i) the consummation of the Transactions,
(ii) specific officers to execute and deliver the Ancillary Agreements and (iii) appointing the Conseco Director to the Board.

         (e) Certificates of the secretary or an assistant secretary of the Company, dated the Closing Date, as to the incumbency and signatures of the officers or representatives of such entity executing this Agreement and the Ancillary Agreements and any other certificates or other documents to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such secretary or assistant secretary.

         (f) Governmental certificates, dated the most recent practicable date prior to the Closing Date, with telegram updates

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where available, showing that each of the Company and its Subsidiaries is organized and in good standing in the jurisdiction of its organization and is qualified as a foreign corporation and in good standing in all other jurisdictions in which it is qualified to transact business.

         (g) Each consent, license and approval required in connection with (i) the execution, delivery, performance, validity and enforceability of this Agreement, the Ancillary Agreements, and the consummation of the Transactions and (ii) the conduct by each of the Company and its Subsidiaries of its business after the Closing Date; such consents, licenses and approvals shall be in full force and effect and be satisfactory in form and substance to the Purchasers.

         (h) A copy of the certificate of incorporation and all amendments thereto of each of the Company, Autorics II, Inc., Autorics, Inc. and NAL Acceptance Corporation and copies of its by-laws all of which shall be certified by the secretary or assistant secretary of each respective corporation as true and correct as of the Closing Date.

         (i) The Purchasers shall have received the Financials, projections and such other financial and other information regarding the Company and its Subsidiaries as the Purchasers deem appropriate.

         (j) A certificate of the Chief Executive Officer of the Company, satisfactory in form and substance to the Purchasers, stating that, as of the Closing Date, no change has occurred in the business, assets, operating properties, operations, prospects, financial or other condition of the Company or any of its Subsidiaries since December 31, 1995 which would result in a Material Adverse Effect.

         (k)  The Stockholders' Agreement.

         (l)  The Registration Rights Agreement.

         (m)  The Debenture.

         (n) Bartolini shall have exchanged the current promissory note issued by the Company to Bartolini for a new note a copy of which is attached hereto as part of Schedule 3.1(n).

         (o) Drafts of the financial statements of the kind referred to in
Section 6.1(a) hereof for the period ended March 31, 1996.

         (p) Such additional information and materials as the Purchasers may request.

IV.      REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

         The Purchasers, with respect to each Purchaser, individually and not jointly, as to matter related to each respective Purchaser, make the following representations and warranties to the Company, each and all of which shall survive the execution and delivery of this Agreement and the Closing until the Securities are no longer held by the Purchasers:

         4.1 Organization. The Purchasers are corporations duly organized, validly existing, and in good standing under the laws of the state of their respective incorporation and each have full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The Purchasers are wholly owned subsidiaries of Conseco, Inc.

         4.2 Due Execution, Delivery and Performance of the Agreement. The execution, delivery, and performance of this Agreement (i) have been duly authorized by all requisite corporate action by each respective Purchaser, and
(ii) will not violate the Certificate or Articles of Incorporation or Bylaws of each respective Purchaser or any provision of any material indenture, mortgage, agreement, contract, or other instrument to which it is a party or by which it or any of its material properties or assets are bound, or be in conflict with, result in a breach of or constitute (upon notice or lapse of time or both) a default under any such indenture, mortgage, agreement, contract, or other instrument. This Agreement is a legal, valid, and binding obligation of each of the Purchasers enforceable against each respective Purchaser in accordance with its terms.

         4.3 Investment Representation. The Purchasers represent and warrant that each respective Purchaser is purchasing the Securities for their own account, for investment purposes and not with a view to the distribution thereof. The Purchasers agree that they will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any of the Securities (or solicit any offers to buy, purchase, or otherwise acquire or take a pledge of any of the Securities), except in compliance with the Securities Act of 1933, as amended (the "Act"), the rules and regulations thereunder and any applicable state securities laws.

         The Purchasers each recognize that investing in the Securities involves a high degree of risk, and each Purchaser is in a financial position to hold the Securities indefinitely and is able to bear the economic risk and withstand a complete loss of its investment in the Securities. Each Purchaser is a sophisticated investor and is capable of evaluating the merits and risks of investing in the Company. The Purchasers have had an opportunity to discuss the Company's business, management and financial affairs with the Company's management, have been given full and complete access to information concerning the Company, and have utilized such access to its satisfaction for the purpose of obtaining information or verifying information and have had the opportunity to inspect the Company's operation. Purchasers have had the opportunity to ask questions of, and receive answers from the management of the Company (and, except for any of the Company's investment bankers, any person acting on its behalf) concerning the Securities and the terms and conditions of this Agreement and the agreements and transactions contemplated hereby, and to obtain any additional information as the Purchasers may have requested in making its investment decision. Each Purchaser is an "accredited investor", as defined by Regulation D promulgated under the Act. Each Purchaser understands that the Securities have not been, and will not be registered under the Securities Act by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Act; and that the Securities must be held by the Purchasers indefinitely unless a subsequent disposition thereof is registered under the Act or is exempt from registration.

         Notwithstanding anything to the contrary in this Agreement, no investigation by the Purchasers shall affect the representations and warranties of the Company under this Agreement or contained in any document, certificate or other writing furnished or to be furnished to Purchasers in connection with the transactions contemplated hereby.

V.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         To induce the Purchasers to purchase the Securities as herein provided, the Company makes the following representations and warranties to the Purchasers, each and all of which shall survive the execution and delivery of this Agreement and the Closing until the date eighteen months from the date hereof:

         5.1. Corporate Existence; Compliance with Law. Each of the Company and its subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its state or country of incorporation; (ii) is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which such failure to so qualify or to be in good standing would not have a Material Adverse Effect); (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore and proposed to be conducted; (iv) has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct (including, without limitation, the consummation of the Transactions)
(v) is in
compliance with its certificate or articles of incorporation, as applicable, and by-laws; and (vi) is in compliance with all applicable provisions of law where the failure to comply would have a Material Adverse Effect.

         5.2. Executive Offices. The current location of the Company's and each of its Subsidiaries' executive offices and principal place of business is set forth on Schedule 5.2 hereto.

         5.3. Subsidiaries. There currently exist, and upon consummation of the Transactions there shall exist, no Subsidiaries of the Company other than as set forth on Schedule 5.3 hereto, which sets forth such Subsidiaries, together with their respective jurisdictions of organization, and the authorized and outstanding capital Stock of each such Subsidiary, by class and number and percentage of each class legally owned by the Company or a Subsidiary of the Company or any other Person, or to be owned on the Closing Date. There are no options, warrants, rights to purchase or similar rights covering capital Stock of any such Subsidiary.

         5.4. Corporate Power; Authorization; Enforceable Obligations. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements and all instruments and documents to be delivered by the
Company: (i) are within the Company's and its Subsidiaries' corporate power;
(ii) have been, or by the Closing Date will be, duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of the Company's or its Subsidiaries' respective certificates or articles of incorporation, as applicable, or by-laws; (iv) will not violate, in any material respect, any law or regulation, including any and all Federal and state securities laws, or any order or decree of any court or governmental instrumentality; (v) except as set forth on Schedule 5.4, will not, in any material respect, conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other material instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their property is bound; and (vi) will not result in the creation or imposition of any Lien upon any of the property of the Company or any of its Subsidiaries. Except as set forth on
Schedule 5.4, no consent, waiver or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority), which has not been obtained as of the Closing Date is required in connection with the execution, delivery, performance by, or validity of this Agreement or the Ancillary Agreements, except those which the failure to obtain will not have a Material Adverse Effect. All such consents, waivers, authorizations and filings, except as set forth on Schedule 5.4, have been obtained or made. On or prior to the Closing Date, each of this Agreement and the Ancillary Agreements shall have been duly executed and delivered for the benefit of or on behalf of the Company or its Subsidiaries, as the case may be, and each shall then constitute a legal, valid and binding obligation of the Company or its Subsidiaries, to the extent they are parties thereto, enforceable against them in accordance with its terms.

         5.5. SEC Documents. (i) The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since November 30, 1994 (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "SEC Documents"); (ii) as of their respective dates, the SEC Documents complied, in all material respects, with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the consolidated financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Item 310 of Regulation S-B) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

         5.6. Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents") or in Schedule 5.6 attached hereto, since the date of the most recent audited financial statements included in the Filed SEC Documents, the Company and its subsidiaries have conducted their business only in the ordinary course, and there has not been (i) any change which would have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's outstanding capital stock, (iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any executive officer or other employee of the

Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (y) any granting by the Company or any of its subsidiaries to any such executive officer or other employee of any increase in severance or termination pay, except in the ordinary course of business consistent with prior practice or as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents or (z) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer or other employee or (v) any change in accounting methods, principles or practices by the Company or any of its subsidiaries materially affecting its assets, liability or business, except insofar as may have been required by a change in generally accepted accounting principles.

         5.7. Interim Financial Statements. The Company has delivered or will deliver to Purchasers true and complete copies of the unaudited balance sheet of the Company at January 31 and February 29, 1996 and related statements of income and cash flow statements for the periods then ended (the "Interim Financial Statements"). The Interim Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except for the disclosure of footnotes. The balance sheets included in the Interim Financial Statements fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Company at the dates indicated, and the statements of income fairly present the results of operations of the Company for the periods indicated. The Interim Financial Statements contain all adjustments, which are solely of a normal recurring nature, necessary to present fairly the financial position and results of operations for the period then ended. To the knowledge of the Company, the draft unaudited consolidated balance sheet, income statement and statement of cash inflows and outflows of the Company for the month ending March 31, 1996 and quarter ended March 31, 1996 delivered by the Company at Closing pursuant to the Agreement present fairly in accordance with GAAP, except as may be indicated in any auditor's review report (subject to normal year end adjustments), the consolidated financial position, the consolidated results of operations and statement of cash inflows and outflows of the Company as at the end of such periods and for the period then ended based upon management's review and analysis to date.

         5.8. Projections. The financial projections delivered to the Purchasers are attached hereto as Schedule 5.8. No facts to the knowledge of the Company exist which would result in any material change in any of such projections. The projections are based upon good faith estimates derived from reasonable expectations at the time such projections were made, all of which were fair in light of current conditions at the time they were made, reflect the assumptions stated therein, and reflect the reasonable estimate of the Company of the results of operations and other information projected therein on a GAAP basis.

         5.9. Ownership of Property. (a) Except as disclosed in Schedule 5.9(a), the Company and its Subsidiaries do not own any real property.

         (b) All real property leased by the Company or any of its Subsidiaries is set forth on Schedule 5.9(b). Each of such leases is valid and enforceable in accordance with its terms and is in full force and effect. Except leases or real property that is the subject of a security interest in favor of the Company, neither the Company nor the applicable Subsidiary nor any other party to any such lease is in default of its obligations thereunder or has delivered or received any notice of default under any such lease, nor has any event occurred which, with the giving of notice, the passage of time or both, would constitute a default under any such lease, except for any default which would not have a Material Adverse Effect.

         5.10. No Default. Neither the Company nor any of its subsidiaries is in default, nor to the knowledge of any of the Company or any of its subsidiaries is any third party in default, under or with respect to any contract, agreement, lease or other instrument, including, but not limited to, the Financing Agreements, to which any of the Company or its Subsidiaries is a party, except for any default which (either individually or collectively with other defaults arising out of the same event or events) would not have a Material Adverse Effect. No Default or Event of Default exists on the date hereof.

         5.11. Employment Matters. Hours worked by and payments made to employees of the Company or any of its Subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters which would have a Material Adverse Effect. All payments due from the Company or any of its Subsidiaries on account of employee health and welfare insurance which would have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Company or such Subsidiary.

         5.12. Other Ventures. Except as set forth in the Filed SEC Documents or on Schedule 5.12 hereto, neither the Company nor any of its Subsidiaries is engaged in any joint venture or partnership with any other Person.

         5.13. Taxes. Except as set forth on Schedule 5.13 hereto, all Federal, state, local and foreign tax returns, reports and statements required to be filed (including, for all purposes of this Section 5.13, any filed or to be filed on a consolidated, combined or unitary basis with any other company) by each of the Company or any of its subsidiaries have been timely filed with the appropriate Governmental Authority and such returns, reports and statements were true, correct and complete in all material respects. All Charges and other impositions due and payable have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest or late charge has been paid. Proper and accurate amounts have been withheld by each of the Company and its Subsidiaries from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities. The Federal income tax returns of each of the Company and its subsidiaries have been examined by the IRS or the period covered by such tax returns has been closed by applicable statute of limitations, for all periods set forth on Schedule 5.13. The state income or franchise tax returns of each of the Company and its subsidiaries have been examined by the relevant Governmental Authority or the period covered by such tax returns has been closed by applicable statute of limitations, in each case for all periods set forth on
Schedule 5.13. Except as set forth on Schedule 5.13 hereto, all deficiencies asserted as a result of such examinations or otherwise have been paid, fully settled or adequately provided for in the Financials and no issue has been raised by a Federal, state, local or foreign Governmental Authority in any such examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. No other deficiency for any Charges has been proposed, asserted or assessed against any of the Company or its subsidiaries by any Federal, state, local or foreign Governmental Authority. Except as set forth on Schedule
5.13 hereto, no Federal, state, local or foreign tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Charges or tax returns of any of the Company or its subsidiaries. Except as described in Schedule 5.13 hereto, none of the Company or its subsidiaries has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period of time within which to file a tax return, report or statement which has not since been filed or the period for assessment or collection of any Charges. None of the Company or its subsidiaries has agreed or has been requested to or has an application pending to make any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise. Except as set forth on Schedule 5.13 hereto, neither the Company nor any of its Subsidiaries is a party to, bound by or has any obligation under any tax sharing or similar agreement or arrangement.

         5.14. ERISA. (a) Schedule 5.14 lists all Plans maintained or contributed to by the Company or any of its Subsidiaries and all Qualified Plans maintained or contributed to by any ERISA Affiliate, and of those plans listed separately identifies the Title IV Plans, Multiemployer Plans, unfunded Pension Plans and welfare plans, as defined in Section 3(l) of ERISA, providing retiree benefits.

         (b) Each Qualified Plan has been determined by the IRS to qualify under
Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and to the best knowledge of the Company nothing has occurred which would cause the loss of such qualification or tax-exempt status.

         (c) Each Plan set forth on Schedule 5.14 is in compliance in all material respects with the applicable provisions of ERISA and the IRC, including the filing of reports required under the IRC or ERISA which are true and correct in all material respects as of the date filed, and with respect to each Plan, other than a Qualified Plan, all required contributions and benefits, have been paid in accordance with the provisions of each such Plan.

         (d) None of the Company, its Subsidiaries or any ERISA Affiliate, with respect to any Qualified Plan, has failed to make any contribution or pay any amount due as required by Section 412 of the IRC or Section 302 of ERISA or the terms of any such plan.

         (e) Except as set forth on Schedule 5.14, no Title IV Plan has any Unfunded Pension Liability.

         (f) Except as set forth on Schedule 5.14, with respect to all Plans which are welfare plans, as defined in Section 3(1) of ERISA, providing retiree benefits the present value of future anticipated expenses pursuant to the latest actuarial projections of liabilities does not exceed $100,000.

         (g) Except as set forth on Schedule 5.14, with respect to Pension Plans, other than Qualified Plans, the present value of the liabilities for current participants thereunder using reasonable interest assumptions does not exceed $50,000.

         (h) Except as set forth on Schedule 5.14, there has been no, nor is there reasonably expected to occur any, ERISA Event or event described in
Section 4068 of ERISA with respect to any Title IV Plan.

         (i) Except set forth on Schedule 5.14, there are no pending, or to the knowledge of the Company or any of its Subsidiaries, threatened claims, actions or lawsuits (other than claims for benefits in the normal course), asserted or instituted against (i) any Plan or its assets, (ii) any fiduciary with respect to any Plan or (iii) the Company, any of its Subsidiaries or any ERISA Affiliate with respect to any Plan.

         (j) Except as set forth on Schedule 5.14, none of the Company, any of its Subsidiaries or any ERISA Affiliate has incurred or reasonably expects to incur any Withdrawal Liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under
Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan.

         (k) Except as set forth in Schedule 5.14, none of the Company, any of its Subsidiaries or any ERISA Affiliate has engaged in a transaction which resulted or could result in any liability under Section 4069 of ERISA.

         (l) Except as set forth on Schedule 5.14, no plan which is a welfare benefit plan, as defined in Section 3(1) of ERISA, provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment (except as may be required by Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant) which would result in a liability in an amount which would have a Material Adverse Effect. The Company, its Subsidiaries and each ERISA Affiliate have complied with the notice and continuation coverage requirements of Section 4980B of the IRC and the regulations thereunder, except where the failure to comply would not result in any Material Adverse Effect.

         (m) Neither the Company nor any of its Subsidiaries has engaged in a prohibited transaction, as defined in Section 4975 of the IRC or Section 406 of ERISA, in connection with any Plan, which would subject the Company or any of its Subsidiaries (after giving effect to any exemption) to a material tax on prohibited transactions imposed by Section 4975 of the IRC or any other material liability.

         5.15. No Litigation. Except as set forth in the Filed SEC Documents or on Schedule 5.15 hereto, no material action, claim or proceeding is now pending or, to the knowledge of the Company or any of its subsidiaries, threatened against any of the Company or any of its subsidiaries, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any Federal, state, local or foreign government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators nor to the knowledge of any of the Company or any of its subsidiaries does a state of facts exist which is reasonably likely to give rise to such proceedings. None of the matters set forth therein questions the validity of any of this Agreement or the Ancillary Documents or any action taken or to be taken pursuant thereto, or would have either individually or in the aggregate a Material Adverse Effect.

         5.16. Employment and Labor Agreements. Except as set forth the Filed SEC Documents, there are no employment, consulting, servicing or management agreements with respect to management of the Company or any of its Subsidiaries and there are no collective bargaining agreements or other labor agreements covering any employees of the Company or any of its Subsidiaries. A true and complete copy of each such agreement has been furnished to the Purchasers.

         5.17. Other Contracts. Schedule 5.17 attached hereto or the Filed SEC Documents lists each agreement, contract, lease, sublease, promissory note or evidence of indebtedness (whether written or oral) that involves the payment or potential payment by or to the Company or any of its Subsidiaries of more than One Hundred Thousand Dollars ($100,000) or that is otherwise individually material to the business of the Company or such Subsidiary.

         To the Company's knowledge, each of the agreements, contracts, commitments, leases, plans and other instruments, documents and undertakings to be listed in Schedule 5.17 in response to this Section is valid and enforceable in accordance with its terms, except to the extent that (a) enforcement may be limited by or subject to the principles of public policy and any bankruptcy and insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limited to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar entity before which any proceeding therefor may be brought. To the knowledge of the Company, there does not exist any default by any third party to any such agreement, contract, commitment, lease, plan or other instrument, document or undertaking which default would have a Material Adverse Effect.

         5.18. Patents, Trademarks, Copyrights and Licenses. Each of the Company and its Subsidiaries own all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, and trade names necessary to continue to conduct its business as heretofore conducted, now conducted and proposed to be conducted, each of which is listed on Schedule 5.18 hereto. To the knowledge of the Company, the Company and its Subsidiaries conduct their respective businesses without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others, except where such infringement or claim of infringement would not have a Material Adverse Effect. There is no infringement or claim of infringement by others of any material license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of the Company or any of its Subsidiaries.

         5.19. Licenses. Schedule 5.19 attached hereto lists all of the jurisdictions in which the Company or any of its Subsidiaries hold active licenses, permits or authorizations to transact business (collectively, the "Licenses"). Except as set forth on Schedule 5.19, no such License is the subject of a proceeding for suspension or revocation or any similar proceedings and to the Company's knowledge no such suspension or revocation has been threatened by any licensing authority.

         5.20. Capital Structure of the Company. The entire authorized capital stock of the Company consists solely of 50,000,000 shares of common stock, par value $.15 per share, of which 6,700,041 shares are issued and outstanding, and 10,000,000 shares of preferred stock, $1,000 par value, none of which are outstanding. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, are not subject to preemptive rights and were issued in full compliance with all federal, state and local laws, rules and regulations. Except for warrants to purchase shares of Common Stock issued to holders of convertible subordinated debentures of the Company, options to purchase Common Stock and warrants to purchase Common Stock as set forth on
Schedule 5.20 hereto, the options issuable under the Company's Stock Option Plan to purchase 600,000 shares of Common Stock and options to purchase 40,000 shares of Common Stock granted to the directors of the Company, which have been disclosed to the Purchasers by the Company, there are no outstanding or authorized subscriptions, options, warrants, calls, commitments, agreements or arrangements of any kind relating to the issuance, transfer, delivery or sale of any additional shares of capital stock or other securities of the Company, including, but not limited to, any right of conversion or exchange under any outstanding security, agreement or other instrument. Except as set forth in
Schedule 5.20 hereto, there are no authorized or outstanding voting agreements, voting trusts, proxies, stockholder agreements, rights to purchase, transfer restrictions, or other similar arrangements with respect to any of the capital stock of the Company. Except as set forth on Schedule 5.20 hereto, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the capital stock of the Company. Except as set forth on
Schedule 5.20, the Company has no indebtedness for dividends, interest or other distributions declared or accumulated but unpaid with respect to any securities of the Company. No Person has a claim arising out of a violation of any preemptive rights of a stockholder of the Company, nor any claim based upon ownership, repurchase or redemption of any shares of the Company's capital stock.

         5.21. Investment Company Act. The Company is not, and is not directly or indirectly controlled by or acting on behalf of any Person which is, required to register as an "investment company" under the Investment Company Act of 1940, as amended.

         5.22. Underwriting Guidelines. Each automobile loan originated or purchased by the Company since May 22, 1995 which is reflected on the balance sheet and included in the securitization pools of the Company at March 31, 1996 was originated or purchased in accordance with the Company's underwriting guidelines with such exceptions which, in the aggregate, do not have a Material Adverse Effect. The Company's current underwriting guidelines are contained in
Schedule 5.22. Since March 31, 1996, the Company has originated or purchased automobile loans and leases in accordance with the underwriting guidelines contained in Schedule 5.22 with such exceptions which, in the aggregate, do not have a Material Adverse Effect.

VI.  FINANCIAL STATEMENTS AND INFORMATION

         6.1. Reports and Notices. The Company covenants and agrees that from and after the Closing Date until such time as no amounts are owing under the Debentures, it shall deliver to the Purchasers:

         (a)  GAAP Financial Statements:

         (i) As soon as possible and in any event within 45 days after the end of the first three quarterly fiscal periods of each Fiscal Year commencing the quarter ending June 30, 1996, within 30 days after the end of each month commencing with April 1996 and within 15 days after the end of each month commencing with January 1997 (A) a copy of the unaudited consolidated balance sheets of the Company as of the close of each period and for the period from the beginning of such fiscal year to the end of such period and the related consolidated statements of income and cash flows (summarized for monthly reports) of the Company for such periods, and (B) a copy of the unaudited consolidated statements of income of the Company for such period, all prepared in accordance with GAAP, except as indicated in the auditor's review report (subject to normal year end adjustments) and accompanied by a certification of the chief financial officer of the Company that all such financial statements are complete and correct and present fairly in accordance with GAAP, except as indicated in the auditor's review report (subject to normal year-end adjustments) the consolidated financial position, the consolidated results of operations and cash flows of the Company as at the end of such period and for the period then ended, and a certification of the chief financial officer of the Company that there was no Event of Default or event that with the passage of the grace or cure periods specified in Section 9.1 hereof would result in an Event of Default in existence as of such time. Each such statement shall set forth in comparative form the figures for the corresponding periods of the preceding fiscal year and for the corresponding current period reflected in the annual budget of the Company and its Subsidiaries and shall include a brief management report discussing all material variances from budget and recent developments which management believes may in the future result in material variances from its budget.

         (ii) Within 45 days after the close of each Fiscal Year commencing with the Fiscal Year ending December 31, 1996, a copy of the respective unaudited consolidated financial statements of the Company, consisting of consolidated balance sheets and consolidated statements of income and retained earnings and cash flows, as the case may be, and where applicable setting forth in comparative form in each case the consolidated figures for the previous fiscal year, which statements shall be prepared in accordance with GAAP, except as indicated in the auditor's review report and accompanied by a certification of the chief financial officer of the Company that all such financial statements are complete and correct and present fairly in accordance with GAAP the consolidated financial position, the consolidated results of operations and cash flows of the Company as at the end of such year and for the period then ended and a certification of the chief financial officer of the Company that there was no Event of Default or event that with the passage of the grace or cure periods specified in Section 9.1 hereof would result in an Event of Default in existence as of such time. Each such statement shall set forth in comparative form the figures for the corresponding periods of the preceding fiscal year and for the corresponding periods reflected in the annual budget of the Company and its Subsidiaries and shall include a brief management report discussing all materials variances from budget and recent developments which management believes may in the future result in material variances from its budget.

         (iii) Within 90 days after the close of each Fiscal Year commencing with the Fiscal Year ending December 31, 1996, a copy of the respective annual audited consolidated financial statements of the Company, consisting of consolidated balance sheets and consolidated statements of income and retained earnings and cash flows, as the case may be, and where applicable setting forth in comparative form in each case the consolidated figures for the previous fiscal year, which financial statements shall be prepared in accordance with GAAP, except as indicated in the auditor's review report, certified (only with respect to the consolidated financial statements) without qualification by a firm of independent certified public accountants of recognized national standing selected by the Company with respect to the financial statements of the Company, and accompanied by a certification of the chief financial officer of the Company that all such financial statements are complete and correct and present fairly in accordance with GAAP, except as indicated in the auditor's review report, the consolidated financial position, the consolidated results of operations and cash flows of the Company as at the end of such year and for the period then ended that there was no Event of Default or event that with the passage of the grace or cure periods specified in 9.1 hereof would result in an Event of Default in existence as of such time. Each such statement shall set forth in comparative form the figures for the corresponding periods of the preceding fiscal year and for the corresponding periods reflected in the annual budget of the Company and its Subsidiaries commencing June 30, 1996 and shall include a brief management report discussing all materials variances from budget and recent developments which management believes may in the future result in material variances from its budget.

         (b)  SEC Documents; Reports; Notices:

         (i) Within 10 days after the Company's issuance or receipt thereof, copies of (v) the preliminary prospectus and the effective prospectus contained in any registration statement filed with the SEC or any state securities law authority; (x) any annual or periodic report filed with the SEC; (y) any listing application filed with any stock exchange or amendment thereof; and (z) each annual report and all other reports or information, including proxy solicitations, which the Company shall from time to time send to any of its shareholders.

         (ii) Within 30 days after month end for 1996 and within 15 days after month end for 1997, a copy of the following reports: summarized rate/volume analysis by type of finance contract; summarized expense analysis; static pool analysis; delinquency and credit loss experience; and analysis of customer applications, approvals and fundings. Each such report shall set forth in comparative form the figures for the corresponding periods of the preceding fiscal year and, to the extent applicable commencing June 30, 1996, for the corresponding periods reflected in the annual budget or projections of the Company and its Subsidiaries and shall include a brief management report discussing all material variances from budget and recent developments which management believes may in the future result in material variances from its budget or projections.

         (ii) Upon request, a copy of weekly origination and collection reports and such other reports otherwise prepared for the Company's internal use.

         (iii) Within 2 days, a copy of all other information or notices delivered to the Company's lenders.

         (c) As soon as practicable, but in any event within two (2) Business Days after the Company becomes aware of the existence of any Event of Default, telephonic or telegraphic notice specifying the nature of such Event of Default or development or information, including the expected effect thereof, which notice shall be promptly confirmed in writing within five (5) Business Days.

         6.2. Certificates; Other Information. The Company covenants and agrees that it shall deliver:

         (a) to the Purchasers, (x) not later than thirty (30) days prior to the end of each Fiscal Year of the Company commencing with December 31, 1996, a copy of the preliminary projections of the Company and its Subsidiaries of (i) the monthly operating budget including, but not limited to, balance sheets, statements of cash flow, statements of income, a detailed listing of material assumptions made in preparing such budget, cost budgets by department and a detail of receivable composition, and (ii) new business plans, such projections and business plan to be acceptable to the Purchasers and to be accompanied by a certificate of the chief financial officer of the Company to the effect that such projections have been prepared on the basis of sound financial planning and that such projections are based upon reasonable estimates and assumptions (which estimates and assumptions shall be acceptable to the Purchasers), all of which are fair in light of current conditions, have been prepared on the basis of the assumptions stated therein, and reflect the reasonable estimate of the Company of the results of operations and other information projected therein and (y) not later than January 31 of each Fiscal Year a final form of the projections delivered pursuant to Section 6.2(a)(x) hereof or a letter from the chief financial officer of the Company certifying that the projections delivered pursuant to Section 6.2(a)(x) hereof shall be treated as the final projections for such Fiscal Year;

         (b) to the Purchasers, immediately, notice of actual or threatened suspension, termination or revocation of any material License of the Company or any of its Subsidiaries by any Governmental Authority; and

         (c) such other information respecting the Company's or any of its Subsidiaries' business, prospects or financial condition or prospects as the Purchasers may, from time to time, reasonably request.

         6.3. 1996 Projections. The Company covenants and agrees to use its best efforts to deliver, by June 30, 1996, an operating budget of the Company for the last six months of 1996 in the form required by Section 6.2(a) hereof.

VII.  AFFIRMATIVE COVENANTS

         The Company covenants and agrees that, unless the Purchasers shall otherwise consent in writing, from and after the date hereof and until the earlier of the date (i) Purchasers have received a cash return on their investments in the Company equal to the principal of the Debentures plus interest of 9 percent per annum or (ii) no amounts are owing under the
Debentures:

         7.1. Maintenance of Existence and Conduct of Business. The Company shall and shall cause each of its Subsidiaries to (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, including, without limitation, all Licenses or similar qualifications required by them to engage in their business in all jurisdictions in which they are at the time so engaged; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; and (c) at all times maintain, preserve and protect all of its trademarks and tradenames (if any), and preserve all the remainder of its material property, in use or useful in the conduct of its business and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements, betterments and improvements thereto consistent with industry practices, so that the business carried on in connection therewith may be properly and advantageously conducted at all times. The Company shall give written notice to the Purchasers prior to the Company's or any of its Subsidiaries' ceasing to conduct business in any country or state.

         7.2. Payment of Obligations. (a) Subject to subsection (b) below, the Company shall and shall cause each of its Subsidiaries to pay and discharge or cause to be paid and discharged all its Indebtedness, as and when due and payable (including any applicable grace period).

         (b) The Company and each of its Subsidiaries shall have the right to pay the Indebtedness arising under Section 7.2(a) and in good faith contest, by proper legal actions or proceedings, the validity or amount of such Indebtedness or claims.

         7.3. Books and Records. The Company shall and shall cause each of its Subsidiaries to keep adequate records and books of account with respect to its business activities, in which proper entries, reflecting all of their financial transactions, are made in accordance with GAAP and on a basis consistent with the Financials.

         7.4. Litigation. The Company shall notify the Purchasers in writing, promptly upon learning thereof, of any material litigation or administrative proceeding commenced or threatened against the Company or any of its Subsidiaries.

         7.5. Insurance. Schedule 7.5 lists in summary form all insurance maintained by the Company and its Subsidiaries. The Company shall and shall cause each of its Subsidiaries to continue to maintain such insurance. The Company shall and shall cause each of its Subsidiaries to pay all insurance premiums payable by them.

         7.6. Compliance with Law. The Company shall and shall cause each of its Subsidiaries to comply, in all material respects, with all Federal, state and local laws and regulations applicable to it, including, without limitation, ERISA, those regarding the collection, payment and deposit of employees' income, unemployment and social security taxes and those relating to insurance or environmental matters, where the failure to comply would have a Material Adverse Effect.

         7.7. Agreements. The Company shall and shall cause each of its Subsidiaries to perform, within all required time periods (after giving effect to any applicable grace periods), all of its obligations and enforce all of its rights under each material agreement to which it is a party. The Company shall not and shall cause each of its Subsidiaries not to terminate or modify in any manner adverse to any such party any provision of any such material agreement to which it is a party except in the ordinary course of business, consistent with past practice.

         7.8. Employee Plans. (a) With respect to other than a Multiemployer Plan, for each Qualified Plan hereafter adopted or maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, the Company shall (i) be in possession of, or cause its Subsidiaries or ERISA Affiliates to be in possession of, determination letters from the IRS to the effect that such Qualified Plan is qualified within the meaning of Section 401(a) of the IRC; and (ii) from and after the adoption of any such Qualified Plan, cause such plan to be qualified within the meaning of Section 401(a) of the IRC and to be administered in all material respects in accordance with the requirements of ERISA and Section 401(a) of the IRC.

         (b) With respect to each welfare benefit plan, as defined in Section 3(1) of ERISA, hereafter adopted or maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, the Company shall comply, in all material respects, or cause its Subsidiaries or ERISA Affiliates to comply, in all material respects with the notice and continuation coverage requirements of
Section 4980B of the IRC and the regulations thereunder.

         (c) (i) Promptly and in any event within thirty (30) days after the Company, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, and (ii) promptly and in any event within ten (10) days after the Company, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the IRC has been filed with respect to any Qualified Plan, the Company shall furnish to the Purchasers a written statement of the chief financial officer or other appropriate officer of the Company describing such ERISA Event or waiver request and the action, if any, which the Company, any of its Subsidiaries or any ERISA Affiliate proposes to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto.

         (d) Promptly and in any event within thirty (30) days after the filing thereof by the Company, any of its Subsidiaries or any ERISA Affiliate, the Company shall furnish to the Purchasers a copy of each annual report (Form 5500 Series, including Schedule B thereto) with respect to each Pension Plan, and upon request by the Purchasers, with respect to any other Plan.

         (e) Promptly and in any event within thirty (30) days after receipt thereof, the Company shall furnish to the Purchasers a copy of any adverse notice, determination letter, ruling or opinion the Company, any of its Subsidiaries or any ERISA Affiliate received from the PBGC, DOL or IRS with respect to any Qualified Plan.

         (f) Promptly and in any event within ten (10) Business Days after receipt thereof, the Company shall furnish to the Purchasers a copy of any correspondence the Company, any of its Subsidiaries or any ERISA Affiliate receives from the plan sponsor (as defined by Section 4001(a)(10) of ERISA) of any Multiemployer Plan concerning potential withdrawal liability of the Company, any of its Subsidiaries or any ERISA Affiliate, or notice of any reorganization, with respect to any Multiemployer Plan, together with a written statement of the chief financial officer or other appropriate officer of the Company of the action which the Company, any of its Subsidiaries or any ERISA Affiliate proposes to take with respect thereto.

         (g) Promptly and in any event within thirty (30) Business Days after the adoption thereof, the Company shall furnish to the Purchasers notice of (i) any amendment to a Title IV Plan which results in an increase in benefits or the adoption of any new Title IV Plan, (ii) any amendment to a, or adoption of a new, welfare benefit plan, as defined in Section 3(1) of ERISA, which the Company or any of its Subsidiaries maintains, contributes or has an obligation to contribute to, and which results in an increase in benefits for retirees or new benefits for retirees, and (iii) any amendment to terminate a Title IV Plan or treatment of a plan amendment as a termination under Section 4041 of ERISA.

         (h) Promptly and in any event after receipt of written notice of commencement thereof, the Company shall furnish to the Purchasers notice of any action, suit or proceeding before any court or other governmental authority affecting the Company, any of its Subsidiaries or any ERISA Affiliate with respect to any Plan, except those which, in the aggregate, if adversely determined could not have a Material Adverse Effect.

         (i) Promptly and in any event within thirty (30) days after notice or knowledge thereof, the Company shall furnish to the Purchasers notice that the Company or any of its Subsidiaries, has become or may become subject to a material tax on prohibited transactions imposed by Section 4975 of the IRC, together with a copy of Form 5330.

         7.9. Access. (a) The Company shall and shall cause each of its Subsidiaries to allow the Purchasers and any of its officers, employees and/or agents, upon reasonable notice (unless a Default or Event of Default has occurred and is continuing, in which case no notice shall be required), exercisable as frequently as the Purchasers (or representative thereof) reasonably determines to be appropriate, during normal business hours (or at such other times as may reasonably be requested by the Purchasers or representative), to inspect the properties and facilities of the Company or any of its Subsidiaries and, at its own expense, to inspect, audit and make extracts from all of the Company's or any of its Subsidiaries' records, files and books of account. The Company shall obtain and deliver any document or instrument reasonably necessary for the Purchasers (or representative), as any of them may reasonably request, to obtain records from any service bureau maintaining records for the Company or any of its Subsidiaries as any of the Purchasers may reasonably request. The Company shall also maintain duplicate records or supporting documentation on media, including, without limitation, computer tapes and discs owned by the Company or any of its Subsidiaries.

         (b) The Purchasers (or representative) shall not use and shall cause to be kept confidential any non-public information obtained pursuant to this Agreement and not otherwise disclose such information to any third party in accordance with the Confidentiality and Non-Disclosure Agreement, dated April 22, 1996, by and among the Company and the Purchasers and the Company's insider trading policies as reasonably constituted from time to time, except (i) as may be required in connection with the administration of matters relating to this Agreement, (ii) as may be required in connection with the enforcement of any rights of the Purchasers pursuant to this Agreement or any of the Ancillary Agreements, or (iii) as may otherwise be required by law.

         7.10. Board Representation; Board Observer. The Company shall use its best efforts to cause and maintain the election to the Board the Conseco Director. The Conseco Director shall offer to tender his or her resignation pursuant to the Stockholders' Agreement. In the event that the Conseco Director is unable to attend any meeting of the Board of Directors of the Company, the Company will permit any authorized representative of the Purchasers to attend any such meeting as an observer who shall be an officer of Vice President or above of a corporation wholly owned by Conseco, Inc.

VIII.  NEGATIVE COVENANTS

         The Company covenants and agrees that, without the Purchasers' prior written consent, from and after the date hereof and until the earlier of the date (i) Purchasers shall have received in cash a return on their investments in the Company equal to the principal amount of the Debentures plus interest at 9 percent per annum or (ii) no amounts are owing under the Debentures:

         8.1. Mergers, Etc. Except with respect to the acquisition of Special Finance, Inc. pursuant to that certain Option to Purchase Assets and Asset Purchase Agreement, dated August 1, 1995, by and between Special Finance, Inc., Leonard Silvestri, Sr. and Leonard Silvestri, Jr. and the Company, neither the Company nor any Subsidiary thereof, shall directly or indirectly, by operation of law or otherwise, merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with, any Person or form or acquire any Subsidiary.

         8.2 Amendment of Certificate of Incorporation. Except to effectuate the staggered terms of the directors of the Company and an amendment to the Company's Certificate of Incorporation to require a supermajority vote of stockholders to approve amendments to the Company's Certificate of Incorporation in certain circumstances all as contemplated in the Company's preliminary proxy statement for the 1996 annual meeting of its stockholders and to amend the Company bylaws as set forth in Schedule 8.2, the Company and each of its Subsidiaries shall not amend its articles or certificate of incorporation or organization without the consent of the Board and the Conseco Director and shall not amend their certificate or articles of incorporation or by-laws in any manner which would adversely affect the rights of the Purchasers.

         8.3. Investments; Loans and Advances. (a) Except as otherwise permitted by Sections 8.1 and 8.3 hereof and except in connection with its purchases and originations of sub-prime automobile loans and leases, the Company shall not and shall not permit any of its Subsidiaries to make any investment in, or make or accrue loans or advances of money to, any Person, through the direct or indirect holding of securities or otherwise; provided, however, that the Company and its Subsidiaries may make and own investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within thirty days from the date of acquisition thereof;
(ii) commercial paper maturing no more than thirty days from the date of creation thereof and at the time of their acquisition having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; and (iii) certificates of deposit, maturing no more than thirty days from the date of creation thereof, issued by commercial banks incorporated under the laws of the United States of America, each having at the time of the acquisition of any such certificate of deposit combined capital, surplus and undivided profits of not less than $200,000,000 and a rating of "A" or better by a nationally recognized rating agency (collectively the "Investment Guidelines")

         8.4. Indebtedness. Except as otherwise expressly permitted by this
Section 8.4 or by any other Section of this Agreement or upon unanimous vote of the Company's Board of Directors, the Company shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether recourse or nonrecourse, and whether superior, pari passu or junior, except (i) Senior Indebtedness; (ii) lease payment obligations under leases which the Company or such Subsidiary is not prohibited from entering into under this Agreement; (iii) deferred taxes; and
(iv) unfunded pension fund and other employee benefit plan obligations and liabilities but only to the extent they are permitted to remain unfunded under applicable law.

         8.5. Employee Loans. Except automobile loans or leases entered into in the ordinary course of business consistent with past practice, the Company shall not and shall not permit any of its Subsidiaries to make or accrue any loans or other advances of money to any employee of the Company or any such Subsidiary.

         8.6. Transactions with Affiliates. (a) The Company shall not, except as provided in Schedule 8.6 or as disclosed in the SEC Filed Documents and except for compensation arrangements entered into with the consent of the Conseco Director, and shall not permit any of its Subsidiaries to, enter into or be a party to any transaction with any Affiliates of the Company except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms that are no less favorable to the Company or such Subsidiary than would be obtained at the time of such transaction in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary and in any event only if such transaction is effected in accordance with all applicable laws and regulations and is not in an amount in excess of $100,000 or is approved by the Board and the Conseco Director. The agreements referred to in Schedule 8.6, if any, shall not be amended, assigned (by either party thereto), extended or terminated by the Company or any of its Subsidiaries, nor shall they grant any waivers thereunder, without the consent of the Purchasers.

         8.7. Liens. The Company shall not and shall not permit any of its Subsidiaries to create or permit any Lien on any of its properties or assets which would have a Material Adverse Effect except Permitted Encumbrances.

         8.8. Capital Expenditures. The Company shall not and shall not permit any of its Subsidiaries to make Capital Expenditures that, in the aggregate, shall exceed the amounts of such expenditures provided for in the business plan or projections of the Company for any Fiscal Year, or individually, shall exceed $75,000, which are not approved by the Company's Board of Directors or otherwise approved in advance in writing by the Purchasers.

         8.9. Sales of Assets. The Company shall not and shall not permit any of its Subsidiaries to sell, transfer, or otherwise dispose of any assets or properties; provided, however, that the foregoing shall not prohibit (i) the sale of assets in the ordinary course of business, consistent with past practice; (ii) the sale of surplus or obsolete equipment and fixtures; and (iii) transfers resulting from any casualty or condemnation of assets or properties.

         8.10. Cancellation of Indebtedness. The Company shall not and shall not permit any of its Subsidiaries to cancel any claim or debt owing to it, except for reasonable consideration and in the ordinary course of business, consistent with past practice.

         8.11. ERISA. The Company shall not, directly or indirectly, and shall not permit its Subsidiaries or any ERISA Affiliate to directly or indirectly by reason of an amendment or amendments to, or the adoption of, one or more Title IV Plans, permit the present value of all benefit liabilities, as defined in Title IV of ERISA (using the actuarial assumptions utilized by the PBGC upon termination of a plan), to exceed the fair market value of assets allocable to such benefits, all determined as of the most recent valuation date for each such Title IV Plan, by more than $100,000, or to increase such benefit liabilities to the extent security must be provided to any Title IV Plan under Section 401(a)(29) of the IRC. Neither the Company nor any of its Subsidiaries shall establish or become obligated to any new welfare benefit plan, as defined in
Section 3(1) of ERISA, or modify any existing welfare benefit plan, for retirees, which would result in the present value of future liabilities under any such plans to increase by more than $100,000. Except as set forth on
Schedule 5.14, neither the Company nor any of its Subsidiaries shall establish or become obligated to any new unfunded Pension Plan, which would result in the present value of future liabilities under any such plans to increase by more than $100,000.

         8.12. Tax Sharing. The Company shall not make any tax sharing or similar payment to any Affiliate in excess of: (a) its separate state, local and/or foreign income tax liability; plus (b) its pro rata share of the consolidated Federal income tax liability as determined under Treas. Reg. ss. 1.1552-1(a)(1); plus (c) its pro rata share of any consolidated, combined or unitary state, local and/or foreign income tax computed similarly as under subparagraph (b).

         8.13. Bartolini Note. The Company shall not prepay the Bartolini Note until such time as the Company has secured replacement financing at a rate of interest no greater than 13 percent per annum and such other terms as are reasonably acceptable to Purchasers.

IX.  EVENTS OF DEFAULT; RIGHTS AND REMEDIES

         9.1. Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder until the earlier of the date (i) Purchasers have received a return on their investments in the Company equal to the principal of the Debentures plus interest of 9 percent per annum or (ii) no amounts are owing under the Debentures:

         (a) The Company shall fail or neglect to perform, keep or observe any of the provisions of Sections 7 or 8 of this Agreement and the same shall remain unremedied for a period ending on the first to occur of five (5) days after the Company shall receive written notice of any such failure from the Purchasers or fifteen (15) days after the Company shall become aware thereof.

         (b) The Company shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Ancillary Agreements and the same shall remain unremedied for a period ending on the first to occur of ten (10) days after the Company shall receive written notice of any such failure from the Purchasers or thirty (30) days after the Company shall become aware thereof.

         (c) A default shall occur under any other agreement, document or instrument to which the Company or any Subsidiary thereof is a party or by which the Company or such Subsidiary or any of the Company's or such Subsidiary's property is bound, and such default (i) involves the failure to make any payment (whether of principal, interest or otherwise) due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness of the Company or such Subsidiary in an aggregate amount exceeding $100,000, or (ii) causes (or permits any holder of such Indebtedness of a trustee to cause) such Indebtedness or a portion thereof in an aggregate amount exceeding $100,000, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment.

         (d) Any representation or warranty herein or in this Agreement or any Ancillary Agreement or in any written statement pursuant thereto or hereto, report, financial statement or certificate made or delivered to the Purchasers by the Company or any of its Subsidiaries shall be untrue or incorrect in any material respect, as of the date when made or deemed made, and the same shall remain unremedied for a period ending on the first to occur of five (5) days after the Company shall receive written notice of any such failure from the Purchasers or fifteen (15) days after the Company shall become aware thereof.

         (e) The Company shall fail to make any principal or interest payment with respect to any Senior Indebtedness when the same shall be due and payable (including any applicable grace period), or any maturity date under the Senior Indebtedness is accelerated.

         (f) Bartolini shall cease to serve as the Chief Executive Officer of the Company by reason of death, disability, termination or any other reason and a replacement acceptable to the Purchasers has not been hired by the Company within fifteen (15) days of such event; provided, however, that if Bartolini dies and John T. Schaeffer is then the President and Chief Operating Officer of NAL Acceptance Corporation and an employee of the Company in good standing and so long as John T. Schaeffer continues in such position, no Event of Default shall have occurred.

         (g) Any of the material assets of the Company or any of its Subsidiaries thereof shall be attached, seized, levied upon or subject to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of the Company or any of its Subsidiaries and shall remain unstayed or undismissed for thirty (30) consecutive days; or any Person other than the Company or such Subsidiary shall apply for the appointment of a receiver, trustee or custodian for any of the assets of the Company or such Subsidiary and such application shall remain unstayed or undismissed for thirty (30) consecutive days; or the Company or such Subsidiary shall have concealed, removed or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property or the incurring of an obligation which may be fraudulent under any bankruptcy, fraudulent conveyance or other similar law.

         (h) A case or proceeding shall have been commenced against the Company or any of its Subsidiaries in a court having competent jurisdiction seeking a decree or order in respect of the Company or such Subsidiary (i) under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law; (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of the Company or such Subsidiary or of any substantial part of its or their properties; or (iii) ordering the winding-up or liquidation of the affairs of the Company or such Subsidiary and such case or proceeding shall remain undismissed or unstayed for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding.

         (i) The Company or any of its Subsidiaries shall (i) file a petition seeking relief under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law; (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of the Company or such Subsidiary or of any substantial part of its properties;
(iii) fail generally to pay its debts as such debts become due; or (iv) take any corporate action in furtherance of any such action.

         (j) Final judgment or judgments (after the expiration of all times to appeal therefrom) for the payment of money in excess of $100,000 in the aggregate shall be rendered against the Company or any of its Subsidiaries and the same shall not be (i) fully covered by insurance in accordance with Section
7.5 hereof, or (ii) vacated, stayed, bonded, paid or discharged for a period of thirty (30) days.

         (k) Any other event shall have occurred and be continuing, including the revocation of any License or other material suspension of the authority of the Company to conduct its business, which would have a Material Adverse Effect and the Purchasers shall have given the Company at least twenty (20) days' notice thereof.

         (l) With respect to any Plan, (i) a prohibited transaction within the meaning of Section 4975 of the IRC or Section 406 of ERISA occurs which in the reasonable determination of the Purchasers could result in direct or indirect liability to the Company or any of its Subsidiaries, (ii) with respect to any Title IV Plan, the filing of a notice to voluntarily terminate any such plan in a distress termination, (iii) with respect to any Multiemployer Plan, the Company, any of its Subsidiaries or any ERISA Affiliate shall incur any Withdrawal Liability, (iv) with respect to any Qualified Plan, the Company, any of its Subsidiaries or any ERISA Affiliate shall incur an accumulated funding deficiency or request a funding waiver from the IRS, or (v) with respect to any Title IV Plan or Multiemployer Plan which has an ERISA Event not described in clauses (ii) - (iv) hereof, in the reasonable determination of the Purchasers there is a reasonable likelihood for termination of any such plan by the PBGC; provided, however, that the events listed in clauses (i) - (v) hereof shall constitute Events of Default only if the liability, deficiency or waiver request of the Company, any of its Subsidiaries or any ERISA Affiliate, whether or not assessed, exceeds $50,000, in any case set forth in (i) through (v) above, or exceeds $100,000, in the aggregate for all such cases.

         9.2. Remedies. If any Event of Default specified in Section 9.1 shall have occurred and be continuing, the Purchasers shall have the right to require full payment of the principal amount of the Debentures together with all accrued and unpaid interest.

X.  TRIGGERING EVENT

         10.1. Events. The following event shall be considered a triggering event under this Agreement ("Triggering Event"):

           Upon the maturity date of the Debentures, the Company fails or refuses to register shares of Common Stock issued or issuable to the Purchasers pursuant to the terms and provisions of the Registration Rights Agreement.

         10.2. Payment Acceleration. From and after the occurrence of a Triggering Event, the Purchasers shall be entitled to accelerate the maturity date of the Debentures and to receive immediate payment in full of all amounts owing thereunder.

         10.3. Redemption. From and after the occurrence of a Triggering Event, the Purchasers shall be entitled to cause the Company to redeem the Debentures in such amount as may be specified by the Purchasers in a request delivered to the Company by the Purchasers, and the Company shall redeem such Debentures, by paying to the holder thereof an amount equal to the market value of the greatest number of shares of Common Stock into which the Debentures are convertible. The market value and the maximum number of shares of Common Stock into which the Debentures are convertible shall be determined using the higher of the average of the closing prices of a share of Common Stock, as reported by the principal stock exchange upon which shares of Common Stock are traded, for the 20 trading days prior to (i) the day of the public announcement of a Triggering Event or
(ii) the day of the event giving rise to the to the Triggering Event. If the Common Stock is not listed for trading on a nationally recognized stock exchange or on the NASDAQ System on the day before the Triggering Event, for purposes of determining the number of shares of Common Stock issuable upon conversion of the Debentures and the redemption price provided for in this Section 10.3, the market value of a share of Common Stock shall be determined by reference to the closing price of a share of Common Stock as reported by the NASDAQ/NMS on the date of this Agreement.

         10.4. Funds Unavailable. If sufficient funds are not legally available for repayment of all of the Debentures under Section 10.2 hereof or payment of the redemption amount under Section 10.3 hereof following the occurrence of a Triggering Event, the Company and its Subsidiaries will take all lawful action necessary to enable the Company to make such payment to the fullest extent possible, including without limitation, (i) the sale of additional equity securities, (ii) any necessary action under applicable law to reduce the Company's surplus or other funds legally available, (iii) additional borrowing by, or a refinancing of, the Company, (iv) asset sales and (v) a sale of the Company or Subsidiaries to a third party. The Company will retain, at the Company's expense and with the consent of the Purchasers, an investment banking firm to assist the Company in taking the action referred to in the preceding sentence; such investment banking firm shall provide its service to the Company under the direction of a committee which will have two members, one of whom will be a representative of the Company and the other will be a representative of the Purchasers. Except as provided in the following paragraph, the foregoing shall not preclude the holders of Debentures from availing themselves of any other remedy available at law or equity at any time to collect amounts due and payable to them by the Company.

         10.5. Notice. When a Triggering Event has occurred, the Company shall immediately give written notice thereof to each of the Purchasers. The Company shall also promptly notify the Purchasers of any event which could reasonably become a Triggering Event with the lapse of time or otherwise promptly after obtaining knowledge thereof.

XI.  RIGHT OF FIRST REFUSAL

         Until such time as Purchasers have received a return on their investments in the Company equal to the principal amount of such investments plus interest at 9 percent per annum or no amounts are owing under the Debentures, upon any offer, sale or issuance, for cash or other property, of subordinated indebtedness of the Company, then the Purchasers shall have the right to subscribe to and purchase such notes and evidences of subordinated indebtedness (the "New Indebtedness") at a price and on such other terms and conditions as are no less favorable to the Purchasers than those on which the New Indebtedness will be offered, sold or issued to other persons. The Purchasers shall have the option to purchase up to such portion of the New Indebtedness as shall be equal to each of the Purchaser's pro rata investment in the Company of the entire amount of investments made in the Company by the Purchasers at such date. The Company shall give written notice to the Purchasers of any and each opportunity for exercise of its rights under this Article XI, setting forth the price of such New Indebtedness and the amount of such New Indebtedness that each Purchaser is entitled to purchase. Such notice shall be delivered to the Purchasers at the address then shown in the records of the Company, and the Purchasers may exercise their rights to purchase such New Indebtedness by written notice thereof delivered to the Company at its principal office not later than 10 business days following the date on which notice of such rights was received by the Purchasers. In the event the Purchasers do not elect to purchase their respective shares of the offered New Indebtedness, any other Affiliate of the Purchasers that is a wholly owned subsidiary of Conseco, Inc. shall be given notice thereof and shall have five business days thereafter to elect to purchase such unpurchased allotment.

XII.  SECURITIES LAW MATTERS

         Legends. Each certificate or instrument representing the Securities shall bear a legend substantially in the following form:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE HOLDER PURSUANT TO A SECURITIES PURCHASE AGREEMENT DATED APRIL 23, 1996 BY AND BETWEEN NAL FINANCIAL GROUP INC., GREAT AMERICAN RESERVE INSURANCE COMPANY AND BENEFICIAL STANDARD LIFE INSURANCE COMPANY, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION, UNDER THE ACT, BASED ON AN OPINION LETTER OF COUNSEL REASONABLE SATISFACTORY TO THE COMPANY OR A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION."

XIII.  MISCELLANEOUS

         13.1. Press Releases. Except as required by applicable law, Purchasers and the Company will not give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by the other party, which approval shall not be unreasonably withheld.

         13.2. Expenses. The Company will pay its own costs and expenses and the costs and expenses of the Purchasers incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby. The Company agrees and covenants that the fees of the Company's investment banking advisors (including Sands Brothers & Co., Ltd.) incurred in connection with the transactions contemplated herein and the transactions entered into with Affiliates of the Purchasers shall not exceed $550,000.

         13.3. Assignment. The Company may not assign any of its rights, title, interest, remedies, powers and duties hereunder. The Company hereby consents to the Purchasers' assignments, at any time or times, of any of the Purchasers' rights, title, interests, remedies, powers and duties hereunder, whether evidenced by a writing or not, to any of the Affiliates of the Purchasers that are Subsidiaries of Conseco, Inc. The Company agrees that it will use its best efforts to assist and cooperate with the Purchasers in any manner reasonably requested by the Purchasers to effect such assignments.

         13.4. Remedies. The Purchasers' rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which the Purchasers may have under any other agreement, including without limitation, the Ancillary Agreements, by operation of law or otherwise.

         13.5. Waiver of Jury Trial. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement or the Ancillary Agreements.

         13.6. Arbitration. If a dispute arises as to interpretation of this Agreement, it shall be decided finally by three arbitrators in an arbitration proceeding conforming to the Rules of the American Arbitration Association applicable to commercial arbitration. The arbitrators shall be appointed as follows: one by the Company, one by the Purchasers and the third by the said two arbitrators, or, if they cannot agree, then the third arbitrator shall be appointed by the American Arbitration Association. The third arbitrator shall be chairman of the panel and shall be impartial. The arbitration shall take place in Carmel, Indiana. The decision of a majority of the Arbitrators shall be conclusively binding upon the parties and final, and such decision shall be enforceable as a judgment in any court of competent jurisdiction. Each party shall pay the fees and expenses of the arbitrator appointed by it, its counsel and its witnesses. The parties shall share equally the fees and expenses of the impartial arbitrator.

         13.7. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         13.8. Parties. This Agreement and the other Ancillary Agreements shall be binding upon, and inure to the benefit of, the successors of the Company, and the successors and assigns of the Purchasers.

         13.9. Conflict of Terms. Except as otherwise provided in this Agreement or any of the Ancillary Agreements by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the Ancillary Agreements, the provision contained in this Agreement shall govern and control.

         13.10. GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY OF THE ANCILLARY AGREEMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS

MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. THE PURCHASERS AND THE COMPANY AGREE TO SUBMIT TO PERSONAL JURISDICTION AND TO WAIVE ANY OBJECTION AS TO VENUE IN THE FEDERAL OR STATE COURTS IN THE COUNTY OF MARION, STATE OF INDIANA. SERVICE OF PROCESS ON THE COMPANY OR THE PURCHASERS IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS SHALL BE EFFECTIVE IF MAILED TO SUCH PARTY AT THE ADDRESS LISTED IN SECTION 13.9 HEREOF. NOTHING HEREIN SHALL PRECLUDE THE PURCHASERS OR THE COMPANY FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION.

         13.11. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or by registered or certified mail, return receipt requested, postage prepaid, or telecopied and confirmed by telecopy answer back, addressed as follows:

         (a)  If to the Purchasers at

                           Beneficial Standard Life Insurance Company
                           Great American Reserve Insurance Company
                           745 Fifth Avenue, Suite 2700
                           New York, New York  10151
                           ATTN:  Ngaire E. Cuneo
                                  Executive Vice President
                           Telecopy Number:  (212) 644-1299

              With copies to

                           Beneficial Standard Life Insurance Company
                           Great American Reserve Insurance Company
                           11825 N. Pennsylvania Street
                           Carmel, Indiana  46032
                           ATTN:  Lawrence W. Inlow, Esq.
                                  Executive Vice President
                           Telecopy Number:  (317) 817-6163

                  and

                           Beneficial Standard Life Insurance Company
                           Great American Reserve Insurance Company
                           745 Fifth Avenue, Suite 2700
                           New York, New York  10151
                           ATTN:  Michael F. Bonnet
                           Telecopy Number:  (212) 644-1299

         (b)  If to the Company at

                           NAL Financial Group Inc.
                           500 Cypress Creek Road West, Suite 590
                           Fort Lauderdale, Florida  33309
                           ATTN:  Robert R. Bartolini, President

                  With a copy to

                           Stephen M. Cohen, Esq.
                           Buchanan Ingersoll Professional Corporation
                           Two Logan Square, 12th Floor
                           18th and Arch Streets
                           Philadelphia, Pennsylvania  19103
                           Telecopy Number:  (215) 665-3977

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, or upon receipt if the same shall have been telecopied and confirmed by telecopy answer back or three (3) Business Days after the same shall have been deposited in the United States mail. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Delivery of notices as provided herein shall be deemed to provide notice to both Purchasers.

         13.12. Survival. The representations and warranties of the Company in this Agreement shall survive the execution, delivery and acceptance hereof by the parties hereto and the Closing for a period ending on the earlier of the date (i) the Purchasers have received, in cash, a return on their investments in the Company equal to the principal amount of the Debentures plus interest at 9 percent per annum or (ii) no amounts are owing under the Debenture.

         13.13. Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

         13.14. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

         IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.


                                           BENEFICIAL STANDARD LIFE
                                            INSURANCE COMPANY
                                             As one of the Purchasers



                                           By:
                                              Ngaire E. Cuneo, Executive
                                              Vice President


                                           GREAT AMERICAN RESERVE
                                            INSURANCE COMPANY
                                             As one of the Purchasers



                                           By:
                                              Ngaire E. Cuneo, Executive
                                              Vice President


                                           NAL FINANCIAL GROUP INC.
                                             As the Company



                                           By:
                                              Robert R. Bartolini,
                                              Chief Executive Officer